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                                                        March 24, 2003

Mr. Garrett Miller
c/o Hecht & Associates
60 East 42nd Street, Suite 5101
New York, NY 10165

Dear Garrett:

            This letter agreement ("Letter Agreement") sets out our arrangements regarding your separation of employment from Valesc Inc. (the "Company"). Upon execution of this Letter Agreement, the Amended and Restated Employment Agreement dated as of January 1, 2002 between you and the Company (the "Employment Agreement") shall be deemed terminated except as to those provisions of the Employment Agreement that specifically survive termination or as otherwise set forth in this Letter Agreement.

            1.         Separation from Employment

            Your separation from active employment with the Company, and your resignation as an officer of the Company and its affiliated entities, shall be effective as of March 24, 2003 ("Separation Date"). You shall remain a Director of the Company until the Company's next annual meeting and thereafter at the direction of the Company's shareholders in accordance with the by-laws. As of the Separation Date, you shall have no further duties or work and you shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company as an officer.

            2.         Accrued Salary, Severance Pay and Cancellation of Options

            The Company acknowledges that, as of the date hereof, it owes you
(i) $78,298 in accrued salary and (ii) one month's salary, or $5,042, as severance pay under the Employment Agreement (together, the "Separation Pay"). The Company agrees to pay you the Separation Pay in accordance with the terms of
Section 4 of the Employment Agreement, less any legally required tax withholding.

            In consideration of the foregoing and for other good and valuable consideration, you agree that 200,000 vested and 100,000 unvested options to purchase the Company's common stock granted to you pursuant to the Employment Agreement shall be terminated effective as of the date hereof.



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            3.         Option to Purchase Your Common Stock

            In consideration of the foregoing and for other good and valuable consideration, you agree to grant an option to the Company or its designee(s) to purchase all or a portion of the common stock of the Company that you currently own (2,110,639 shares) in accordance with the form of stock option attached hereto as Exhibit A.

            4.         Release

            In consideration of the foregoing and for other good and valuable consideration, you, on behalf of yourself and your heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge Valesc Inc., together with Valesc's subsidiaries and affiliates, and each of its and their respective officers and directors (together, the "Releasees"), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against the Releasees arising out of or related to your employment as an officer with and/or separation from employment with the Company and/or any of the other Releasees and/or any other occurrence up to and including the date of this Letter Agreement.

            5.         Company Property

            By or before the Separation Date, you agree to return to the Company all files, records, documents, reports, and other business equipment, keys, credit cards, and other physical or Company personal property you possess or control and you further agree that you will not keep, transfer or use any copies or excerpts of the foregoing items.

            6.         Confidentiality, Non-Solicitation and Non-Competition

            You agree to comply with the provisions of Sections 7 and 9 of the Employment Agreement that specifically survive termination of the Employment Agreement, which pertain to, among other things, the treatment of confidential information, non-solicitation and your covenant not to compete.

            You further agree that from and after the date hereof you shall not take any actions or make any statements to the public, future employers, current, former or future Company employees, or any other third party whatsoever that disparage or reflect negatively on the Company and/or its affiliates, its and/or their officers, directors or employees.

            7.         Dispute Resolution

            Except as otherwise provided in Section 9 of the Employment Agreement, any dispute arising under or in connection with this Letter Agreement or the transactions contemplated herein shall be subject to arbitration before the American Arbitration Association at its facilities in New York, New York.


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            8.         Miscellaneous

            The Company encourages and advises you to consult with your own attorney prior to signing this Letter Agreement. By signing you acknowledge that you have been represented by your own legal counsel or had the right to retain counsel but chose not to.

            You acknowledge and agree that if any provision of this Letter Agreement is found, held or deemed by the arbitration and/or a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Letter Agreement shall continue in full force and effect.

            This Letter Agreement will be binding upon and inure to the benefit of you and your beneficiaries, heirs, executors, successors and assigns and the Company, its affiliates, subsidiaries, successors and assigns.

            Any notice to be given by one party hereunder to another shall be in writing and shall be delivered personally, by recognized national overnight courier service, or United States registered or certified mail, postage prepaid, return receipt requested, and addressed to:

If to the Company:
c/o Hecht & Associates
60 East 42nd Street, Suite 5101
New York, NY 10165

If to you:
Garrett Miller
130 Jefferson Street, Apt. 1
Hoboken, NJ 07030

            This Letter Agreement and the surviving provisions of the Employment Agreement contain the entire agreement between you and the Company with respect to the matter of your separation from employment. No modification of any provision of this Letter Agreement shall be effective unless made in writing and signed by you and the Company. You may not assign this Letter Agreement and the Letter Agreement may be signed in multiple counterparts, each of which shall be deemed an original for all purposes.


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            Please indicate your agreement and acceptance of these provisions by signing the enclosed copy of this Letter Agreement and returning it to the above address.

Sincerely yours,

VALESC INC.


By:_____________________________
Samuel Cohen
President

AGREED AND ACCEPTED:


--------------------------------
Garrett Miller

Date:  March 24, 2003




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                                                                       Exhibit A
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                             STOCK OPTION AGREEMENT









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